Exhibit 10.33

EMPLOYMENT AND NON-COMPETITION AGREEMENT
(Thomas Murray)

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (the “Agreement”) is dated February 10, 2020 and effective as of January 1, 2020 (the “Effective Date”), by and between Tempur Sealy International, Inc., a Delaware corporation (the “Company”), and Thomas Murray, an individual (“Employee”).

In consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Employee,

IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE I

EMPLOYMENT

1.1     Term of Employment. Effective as of the Effective Date, the Company agrees to continue to employ Employee and to promote Employee to the position of Executive Vice President, Chief Marketing Officer, U.S. Sales, and Employee agrees to continue employment by the Company, for the period commencing on the Effective Date and ending on December 31, 2020 (the “Initial Term”), subject to earlier termination as hereinafter set forth in Article III. Unless earlier terminated in accordance with Article III, following the expiration of the Initial Term, this Agreement shall be automatically renewed for successive one-year periods (collectively, the “Renewal Terms”; individually, a “Renewal Term”) unless, at least ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term, either party provides the other with a written notice of intention not to renew, in which case the Employee’s employment with the Company, and the Company’s obligations hereunder, shall terminate as of the end of the Initial Term or said Renewal Term, as applicable. Except as otherwise expressly provided herein, the terms of this Agreement during any Renewal Term shall be the same as the terms in effect immediately prior to such renewal, subject to any such changes or modifications as mutually may be agreed between the parties as evidenced in a written instrument signed by both the Company and Employee.

1.2     Position and Duties. Employee shall be employed in the position of Executive Vice President, Chief Marketing Officer, U.S. Sales or such other executive position as may be assigned from time to time by the Company’s Chief Executive Officer. In such capacity, Employee shall be subject to the authority of, and shall report to, the Company’s Chief Executive Officer. Employee’s duties and responsibilities shall include those customarily attendant to Employee’s position and such other duties and responsibilities as may be assigned from time to time by the Chief Executive Officer. Employee shall devote Employee’s entire business time, loyalty, attention and energies exclusively to the business interests of the Company while employed by the Company, and shall perform his duties and responsibilities diligently and to the best of his ability.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1     Base Salary. The Company shall pay Employee an initial annual salary of $375,000.00 (“Base Salary”), payable in accordance with the normal payroll practices of the Company. The Employee’s Base Salary will be reviewed and be subject to adjustment from time to time by the Board of Directors or its Compensation Committee at their discretion in accordance with the Company’s annual review policy. Based on the Company’s current policy, the Company expects Employee’s first annual review would be during the first quarter of 2021.

2.2     Performance Bonus.

(a)    Employee will be eligible to earn an annual performance-based bonus based on performance criteria approved by the Company’s Board of Directors or its Compensation Committee for each full or pro rata portion of any fiscal year during which Employee is employed by the Company (each, a “Bonus Year”), the terms and conditions of which as well as Employee’s entitlement thereto being determined annually in the sole discretion of the Company’s Board of Directors or its Compensation Committee (the “Performance Bonus”). The amount of the Performance Bonus will vary based on the achievement of Company and individual performance criteria established by the Company’s Board of Directors or its Compensation Committee, but the performance criteria will be set to target a Performance Bonus equal to a designated percentage of Base Salary as of December 31st of the applicable Bonus Year if the performance criteria are met (the “Target Bonus”).

Exhibit 10.33

(b)    For 2020, the amount of his Target Bonus will be based on 75% of his Base Salary (the “2020 Bonus”). The 2020 Bonus if earned will be paid on or before March 15, 2021.

2.3    Equity Awards. The Company anticipates that commencing in 2020 Employee will be considered for future equity awards in accordance with the Company’s process for executives, but the timing, amount and terms of any future grants will be subject to the discretion of the Board of Directors or the Compensation Committee.

2.4     Benefit Plans. Employee will be eligible to participate in the Company’s retirement plans that are qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and in the Company’s welfare benefit plans that are generally applicable to all executive employees of the Company (the “Plans”), in accordance with the terms and conditions thereof.

2.5     Financial Planning. Employee shall be eligible to participate in the Company’s executive financial planning program which provides reimbursement of financial planning expenses to eligible executives in accordance to the terms of the program.

2.6     Vacation. Employee shall be entitled to vacation days in any calendar year in accordance with the Company’s general vacation policies for senior executive employees.

2.7     Expenses. The Company shall reimburse Employee for all authorized and approved expenses incurred in the course of the performance of Employee’s duties and responsibilities pursuant to this Agreement and consistent with the Company’s policies with respect to travel, entertainment and miscellaneous expenses, and the requirements with respect to the reporting of such expenses.

2.8     Withholdings. All payments to be made by the Company hereunder will be subject to any withholding requirements.

ARTICLE III

TERMINATION

3.1     Right to Terminate; Automatic Termination.

(a) Termination by Company Without Cause. Subject to Section 3.2, the Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time and for any reason.

(b) Termination by Employee for Good Reason. Subject to Section 3.2, Employee may terminate his employment obligation hereunder (but not his obligations under Article IV hereof) for “Good Reason” (as hereinafter defined) if (i) Employee reasonably determines in good faith that a Good Reason condition has occurred, (ii) Employee gives written notice thereof to the Company within thirty (30) days of the Good Reason event (which notice shall specify in reasonable detail the grounds upon which such notice is given), (iii) the Company fails, within thirty (30) days of receipt of such notice, to cure or rectify the grounds for such Good Reason termination set forth in such notice, and Employee has cooperated in good faith with the Company’s efforts to cure such condition, (iv) notwithstanding such efforts, the Good Reason condition continues to exist, and (v) Employee terminates his employment within thirty (30) days after the end of such thirty (30)-day cure period. “Good Reason” shall mean any of the following: (i) relocation of Employee’s principal workplace over sixty (60) miles from any of the Company’s then existing workplaces without the consent of Employee (which consent shall not be unreasonably withheld, delayed or conditioned), or (ii) the Company’s material breach of this Agreement or any other written agreement between Employee and the Company which is not cured within thirty (30) days after receipt by the Company from Employee of written notice of such breach.

(c)     Termination by Company For Cause. Subject to Section 3.2, the Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time “For Cause” (as defined below) by giving notice to Employee stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. “For Cause” shall mean any of the following: (i) Employee’s willful and continued failure to substantially perform the reasonably assigned duties with the Company which are consistent with Employee’s position and job description referred to in this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, after a written notice is delivered to Employee by the Board of Directors of the Company which specifically identifies the manner in which Employee has not substantially performed the assigned duties and allowing Employee thirty (30) days after receipt by Employee of such notice to cure such failure to perform, (ii) material breach of this or any other written agreement between Employee and the Company which is not cured within thirty (30) days after receipt by the Employee from the Company

Exhibit 10.33

of written notice of such breach, (iii) any material violation of any written policy of the Company which is not cured within thirty (30) days after receipt by Employee from the Company of written notice of such violation, (iv) Employee’s willful misconduct which is materially and demonstrably injurious to the Company, (v) Employee’s conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony, or (vi) Employee’s commission of an act of fraud, embezzlement, or misappropriation against the Company or any breach of fiduciary duty or breach of the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company’s business. For purposes of this paragraph, no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, in knowing bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, expressly authorized by a resolution duly adopted by the Board of Directors or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated For Cause unless and until there shall have been delivered to Employee a copy of a resolution, duly adopted by the Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board of Directors Employee committed the conduct set forth above in (i), (ii), (iii), (iv), (v) or (vi) of this Section and specifying the particulars thereof in detail.

(d)     Termination Upon Death or Disability. Subject to Section 3.2, Employee’s employment and the Company’s obligations under this Agreement shall terminate: (i) automatically, effective immediately and without any notice being necessary, upon Employee’s death; and (ii) in the event of the disability of Employee, by the Company giving notice of termination to Employee. For purposes of this Agreement, “disability” means the inability of Employee, due to a physical or mental impairment, for ninety (90) days (whether or not consecutive) during any period of 360 days, to perform, with reasonable accommodation, the essential functions of the work contemplated by this Agreement. In the event of any dispute as to whether Employee is disabled, the matter shall be determined by the Company’s Board of Directors in consultation with a physician selected by the Company’s health or disability insurer or another physician mutually satisfactory to the Company and the Employee. The Employee shall cooperate with the efforts to make such determination or be subject to immediate discharge. Any such determination shall be conclusive and binding on the parties. Any determination of disability under this Section 3.1 is not intended to alter any benefits any party may be entitled to receive under any long-term disability insurance policy carried by either the Company or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy. Nothing in this subsection shall be construed as limiting or altering any of Employee’s rights under State workers compensation laws or State or federal Family and Medical Leave laws.

3.2     Rights Upon Termination.

(a)     Section 3.1(a) and 3.1(b) Termination. If Employee’s employment terminates pursuant to Section 3.1(a) or 3.1(b) hereof, in each case Employee shall have no further rights against the Company hereunder, except for the right to receive, following execution of a release and waiver in form satisfactory to the Company in the case of clauses (ii), (iii) and (v) below, (i) any unpaid Base Salary and the value of any accrued but unused vacation, (ii) a pro-rata portion of any Performance Bonus that would be payable with respect to the Bonus Year in which the termination occurs (based on the number of days of the Bonus Year prior to the effective date of termination and the amount of the Target Bonus set by the Board of Directors or Compensation Committee for the Employee for such Bonus Year) and whatever rights as to equity awards as Employee may have pursuant to any equity awards agreement with the Company, (iii) payment of Base Salary for twelve (12) months (the “Severance Period”), payable in accordance with the normal payroll practices of the Company, (iv) reimbursement of expenses to which Employee is entitled under Section 2.7 hereof, and (v) to the extent Employee timely elects “continuation coverage” under Section 4980B of the Code (“COBRA”) reimbursement for the cost of continuation of the group medical plans of the Company as detailed in Section 2.4 hereof for the duration of the Severance Period, at the same rate of the Company’s portion of the shared costs of such benefits as in effect from time to time for active employees of the Company; provided, however that (x) if the Company cannot continue such COBRA benefits, the Company shall reimburse Employee for the cost of replacing such benefits, and (y) such COBRA benefits shall be discontinued in the event Employee becomes eligible for similar benefits from a successor employer (and Employee shall promptly notify the Company of his eligibility for any such benefits).

(b)     Section 3.1(c) and 3.1(d) Termination; Termination By Employee (Not for Good Reason). If Employee’s employment is terminated pursuant to Sections 3.1(c) or 3.1(d) hereof, or if Employee quits employment (other than for Good Reason) notwithstanding the terms of this Agreement, Employee or Employee’s estate shall have no further rights against the Company hereunder, except for the right to receive, following execution of a release and waiver in form satisfactory to the Company in the case of clause (iii) below, (i) any unpaid Base Salary, (ii) in the case of Section 3.1(d) hereof, the value of any accrued but unused vacation, (iii) in the case of Section 3.1(d) hereof, a pro-rata portion (based on the number of days of the Bonus Year prior to the effective date of termination) of any Performance Bonus that would be payable with respect to the Bonus Year in which the

Exhibit 10.33

termination occurs, and whatever rights as to equity awards as Employee may have pursuant to any equity award agreement with the Company and (iv) reimbursement of expenses to which Employee is entitled under Section 2.7 hereof.

(c)    Release; Timing of Payments. The release and waiver described in Sections 3.2(a) and (b) shall be delivered to the Employee on or before the fourteenth (14th) day following separation from employment with the Company. Further and notwithstanding the foregoing provisions of this Section 3.2, if the release and waiver described in, and required by, Section 3.2(a) and 3.2(b) as applicable, has not been executed, delivered and become irrevocable on or before the end of the sixty (60)-day period following Employee's termination of employment with the Company, no payments due pursuant to Section 3.2(a) or (b), as applicable, shall be, or shall become, payable. Further, to the extent that (A) such termination of employment occurs within 60 days of the end of any calendar year, and (B) any of such payments and severance benefits constitute "nonqualified deferred compensation" for purposes of Section 409A of the Code, any payment of any amount, or provision of any benefit, otherwise scheduled to occur prior to the 60th day following the date of Employee's termination of employment hereunder, but for the condition on executing the release and waiver as set forth herein, shall be made (or commence being made) on the later of January 15th of the next calendar year following termination of employment or the date such release and waiver is delivered and has become irrevocable, after which any remaining payments and severance benefits shall thereafter be provided to Employee without interest according to the applicable schedule set forth herein.

ARTICLE IV

CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION

4.1    Covenants Regarding Confidential Information, Trade Secrets and Other Matters. Employee covenants and agrees as follows:

(a)     Definitions. For purposes of this Agreement, the following terms are defined as follows:

(1) “Trade Secret” means all information possessed by or developed for the Company or any of its subsidiaries, including, without limitation, a compilation, program, device, method, system, technique or process, to which all of the following apply: (i) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

(2) “Confidential Information” means information, to the extent it is not a Trade Secret, which is possessed by or developed for the Company or any of its subsidiaries and which relates to the Company’s or any of its subsidiaries’ existing or potential business or technology, which information is generally not known to the public and which information the Company or any of its subsidiaries seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, for example: business plans, strategies, existing or proposed bids, costs, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans, negotiation strategies, training information and materials, information generated for client engagements and information stored or developed for use in or with computers. Confidential Information also includes information received by the Company or any of its subsidiaries from others which the Company or any of its subsidiaries has an obligation to treat as confidential.

(b)     Nondisclosure of Confidential Information. Except as required in the conduct of the Company’s or any of its subsidiaries’ business or as expressly authorized in writing on behalf of the Company or any of its subsidiaries, Employee shall not use or disclose, directly or indirectly, any Confidential Information during the period of his employment with the Company. In addition, following the termination for any reason of Employee’s employment with the Company, Employee shall not use or disclose, directly or indirectly, any Confidential Information. This prohibition does not apply to Confidential Information after it has become generally known in the industry in which the Company conducts its business. This prohibition also does not prohibit Employee’s use of general skills and know-how acquired during and prior to employment by the Company, as long as such use does not involve the use or disclosure of Confidential Information or Trade Secrets.

(c)     Trade Secrets. During Employee’s employment by the Company, Employee shall do what is reasonably necessary to prevent unauthorized misappropriation or disclosure and threatened misappropriation or disclosure of the Company’s or any of its subsidiaries’ Trade Secrets and, after termination of employment, Employee shall not use or disclose the Company’s or any of its subsidiaries’ Trade Secrets as long as they remain, without misappropriation, Trade Secrets.

(d)     Copyright. All copyrightable work by the Employee relating to the Company’s business or the business of any subsidiary or affiliate of the Company during the term of the Employee’s employment by the Company is intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be the property of the Company. If the

Exhibit 10.33

copyright to any such copyrightable work is not the property of the Company by operation of law, the Employee will, without further consideration, assign to the Company all right, title and interest in such copyrightable work and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend for the Company’s benefit, copyrights and any extensions and renewals thereof on any and all such work including translations thereof in any and all countries, such work to be and remain the property of the Company whether copyrighted or not.

(e)    Exceptions. The provisions of paragraphs (b) and (c) above will not be deemed to prohibit any disclosure that is required by law or court order, provided that Employee has not intentionally taken actions to trigger such required disclosure and the Company is given reasonable prior notice and an opportunity to contest or minimize such disclosure.

4.2     Non-Competition.

(a)     During Employment. During Employee’s employment hereunder, Employee shall not engage, directly or indirectly, as an employee, officer, director, partner, manager, consultant, agent, owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter) or in any other capacity, in any competition with the Company or any of its subsidiaries.

(b)     Subsequent to Employment. For a two year period following the termination of Employee’s employment for any reason or without reason, Employee shall not in any capacity (whether in the capacity as an employee, officer, director, partner, manager, consultant, agent or owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter), directly or indirectly advise, manage, render or perform services to or for any person or entity which is engaged in a business competitive to that of the Company or any of its subsidiaries (including without limitation those businesses listed in Exhibit A attached hereto) within any geographical location wherein the Company or any of its subsidiaries produces, sells or markets its goods and services at the time of such termination or within a one-year period prior to such termination.

4.3     Non-solicitation. For a two year period following the termination of Employee’s employment for any reason or without reason, Employee shall not solicit or induce any person who was an employee of the Company or any of its subsidiaries on the date of Employee’s termination or within three months prior to leaving his employment with the Company or any of its subsidiaries to leave their employment with the Company.

4.4     Return of Documents. Immediately upon termination of employment, Employee will return to the Company, and so certify in writing to the Company, all the Company’s or any of its subsidiaries’ papers, documents and things, including information stored for use in or with computers and software applicable to the Company’s and its subsidiaries’ business (and all copies thereof), which are in Employee’s possession or under Employee’s control, regardless whether such papers, documents or things contain Confidential Information or Trade Secrets.

4.5     No Conflicts. To the extent that they exist, Employee will not disclose to the Company or any of its subsidiaries any of Employee’s previous employer’s confidential information or trade secrets. Further, Employee represents and warrants that Employee has not previously assumed any obligations inconsistent with those of this Agreement and that employment by the Company does not conflict with any prior obligations to third parties. In addition, Employee and the Company agree that it is important for any prospective employer to be aware of this Agreement, so that disputes concerning this Agreement can be avoided in the future. Therefore, the Employee agrees that, following termination of employment with the Company, the Company may forward a copy of Article IV of this Agreement (and any related Exhibits hereto) to any future prospective or actual employer, and the Employee releases the Company from any claimed liability or damage caused to the Employee by virtue of the Company’s act in making that prospective or actual employer aware of Article IV of this Agreement (and any related Exhibits hereto).

4.6     Agreement on Fairness. Employee acknowledges that: (i) this Agreement has been specifically bargained between the parties and reviewed by Employee, (ii) Employee has had an opportunity to obtain legal counsel to review this Agreement, and (iii) the covenants made by and duties imposed upon Employee hereby are fair, reasonable and minimally necessary to protect the legitimate business interests of the Company, and such covenants and duties will not place an undue burden upon Employee’s livelihood in the event of termination of Employee’s employment by the Company and the strict enforcement of the covenants contained herein.

4.7     Equitable Relief and Remedies. Employee acknowledges that any breach of this Agreement will cause substantial and irreparable harm to the Company for which money damages would be an inadequate remedy. Accordingly, notwithstanding the provisions of Article V below, the Company shall in any such event be entitled to seek injunctive and other forms of equitable relief to prevent such breach and the prevailing party shall be entitled to recover from the other, the prevailing party’s costs

Exhibit 10.33

(including, without limitation, reasonable attorneys’ fees) incurred in connection with enforcing this Agreement, in addition to any other rights or remedies available at law, in equity, by statute or pursuant to Article V below.

ARTICLE V

AGREEMENT TO SUBMIT ALL EXISTING OR FUTURE DISPUTES
TO BINDING ARBITRATION

The Company and Employee agree that any controversy or claim arising out of or related to this Agreement or Employee’s employment with or termination by the Company that is not resolved by the parties shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Said arbitration shall be conducted in Lexington, Kentucky. The parties further agree that the arbitrator may resolve issues of contract interpretation as well as law and award damages, if any, to the extent provided by the Agreement or applicable law. The parties agree that the costs of the arbitrator’s services shall be borne by the Company. The parties further agree that the arbitrator’s decision will be final and binding and enforceable in any court of competent jurisdiction. In addition to the A.A.A.’s Arbitration Rules and unless otherwise agreed to by the parties, the following rules shall apply:

(a)     Each party shall be entitled to discovery exclusively by the following means: (i) requests for admission, (ii) requests for production of documents, (iii) up to fifteen (15) written interrogatories (with any subpart to be counted as a separate interrogatory), and (iv) depositions of no more than six individuals.

(b)     Unless the arbitrator finds that delay is reasonably justified or as otherwise agreed to by the parties, all discovery shall be completed, and the arbitration hearing shall commence within five months after the appointment of the arbitrator.

(c)     Unless the arbitrator finds that delay is reasonably justified, the hearing will be completed, and an award rendered within thirty (30) days of commencement of the hearing.

The arbitrator’s authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining and/or compelling such actions or relief ordered or as found by the arbitrator. The arbitrator also shall make a determination regarding which party’s legal position in any such controversy or claim is the more substantially correct (the “Prevailing Party”) and the arbitrator shall require the other party to pay the legal and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action.

Notwithstanding the foregoing provisions of this Article V, the parties expressly agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of Article IV of this Agreement without submission of the underlying dispute to an arbitrator. Such remedy shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled.

ARTICLE VI

GENERAL PROVISIONS

6.1     Notices. Any and all notices provided for in this Agreement shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, or (ii) when mailed to such party by registered or certified mail (return receipt requested) or sent to such party by courier, confirmed by receipt, and addressed to such party at the address designated below for such party as follows (or to such other address for such party as such party may have substituted by notice pursuant to this Section 6.1):

(a)     If to the Company:        Tempur Sealy International, Inc.
1000 Tempur Way
Lexington, KY 40511
Attention: Chief Executive Officer

With a copy to Senior Vice President
and General Counsel

Exhibit 10.33

(b)     If to Employee:            Thomas Murray
10998 NW 78th Place
Parkland, FL 33076

6.2     Entire Agreement. This Agreement, together with the exhibits hereto, contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties with respect to the subject matter hereof.

6.3     Miscellaneous. This Agreement may be altered, amended or modified only in writing, signed by both of the parties hereto, except that either party may update its address set forth in Section 6.1 by providing a notice of the updated address in the manner set forth in Section 6.1. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.

6.4     Assignability. This Agreement and the rights and duties set forth herein may not be assigned by either of the parties without the express written consent of the other party. This Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and assigns.

6.5     Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

6.6     Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

6.7     Governing Law; Jurisdiction; Construction. This Agreement shall be governed by the internal laws of the Commonwealth of Kentucky, without regard to any rules of construction that would require application of the laws of another jurisdiction. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement, and accordingly each party waives the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party responsible for the drafting thereof.

6.8.     Effective Date. The terms and conditions of this Agreement shall be effective as of the Effective Date.

6.9.     Tax Compliance.

(a)     The Company may withhold from any amounts payable hereunder any amounts required to be withheld under federal, state or local law and any other deductions authorized by Employee. The Company and the Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A (together with any implementing regulations, “Section 409A”) of the Code while preserving insofar as possible the economic intent of the respective provisions, so that Employee will not be subject to any tax (including interest and penalties) under Section 409A.
(b)     For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(c)     With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)     Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” as determined pursuant to Section 409A as of the date of Employee’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation) and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting Employee to additional tax, interest or penalties under Section 409A, then any such payment or entitlement

Exhibit 10.33

which is payable during the first six months following Employee’s “separation from service” shall be paid or provided to Employee in a cash lump-sum on the first business day of the seventh calendar month immediately following the month in which Employee’s “separation from service” occurs or, if earlier, upon the Employee’s death. In addition, any payments or benefits due hereunder upon a termination of Employee’s employment which are a “deferral of compensation” within the meaning of Section 409A shall only be payable or provided to Employee (or Employee’s estate) upon a “separation from service” as defined in Section 409A. Finally, for the purposes of this Agreement, amounts payable under Section 3.2 shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 - A-6.

(e)    Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, "payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(f) The Company makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

6.10    Clawback Policy. Employee acknowledges receipt of a copy of the Company’s Clawback Policy, and acknowledges and agrees that all performance bonuses awarded pursuant to Section 2.2 and all equity awards pursuant to Section 2.3 will be subject to the Clawback Policy or any amended version thereof and any other clawback policy adopted by the Board of Directors of the Company, in each case to the extent the Clawback Policy or any other clawback policy applies by its terms to Employee. The Employee agrees that he is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any bonuses paid under this Agreement or awards or amounts paid under the Company’s Amended and Restated 2013 Equity Incentive Plan (“EIP”) and that are subject to clawback pursuant to the Clawback Policy or any other such clawback policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any bonuses paid under this Agreement or any equity awards or amounts paid under the EIP from the Employee’s accounts, or pending or future compensation or equity awards.

[Remainder of Page Intentionally Left Blank]

Exhibit 10.33

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

COMPANY:

TEMPUR SEALY INTERNATIONAL, INC.

/s/ Diana Strickland_____________________
By:    Diana Strickland

Title:	Senior Vice President, Chief Human Resources Officer

EMPLOYEE:

/s/ Thomas Murray_______________________
Thomas Murray

WITNESSED BY:

/s/ Joseph M. Kamer________________________                                        Joseph M. Kamer
Title:     SVP, General Counsel and Secretary

Date: February 10, 2020

Exhibits:

Exhibit A	Competitive Enterprises of the Company and its Affiliates

[Signature Page to Employment and Non-Competition Agreement]

Exhibit 10.33

Exhibit A
Competitive Enterprises of the Company and its Affiliates

Ace
AH Beard
Auping
Ashley Sleep
Bedshed
Better Bed
Bohus
Botafogo
Boyd
Bruno
Carpe Diem
Carpenter
Carolina Mattress
Casper
Cauval Group
Chaide & Chaide
Classic Sleep Products
Coin
Colunex
Copel
Comforpedic Comfort Group
Comfort Solutions
COFEL group
Correct
De Rucci
Diamona
Doremo Octaspring
Dorelan
Dreams
Drommeland
Dunlopillo
Duxiana
Eastborne
Eight Sleep
El Corte Ingles
Eminflex
Englander
Eve
Falafella
Flex Group of Companies
Foamex
Forty Winks
Furniture Village

Exhibit 10.33

France Bed
Future Foam
Harrisons
Harvey Norman Group
Hastens
Helix Sleep
Hilding Anders Group
Hyundai Retail Group
Hypnos
IBC
Jysk Group
KayMed
King Koil
Kingsdown
Koala
Lady Americana
Land and Sky
Leesa Sleep
Leggett & Platt
Lo Monaco
Lotte Retail Group
Luna
Lutz Group
Magniflex
Metzler
Mlily
Myers
Nature’s Sleep (GhostBed)
Nectar
Optimo
Ortobom
Per Dormire
Purple, Inc.
Natura
Natures Rest
Park Place
Permaflex
Pikolin Group
Recticel Group
Relyon
Restonic
Reverie
Rosen
Rowe
Saatva
Sapsa Bedding
Select Comfort
Sherwood Bedding
Silentnight
Simba

Exhibit 10.33

Serta Simmons Bedding/Beautyrest and any direct or indirect parent company
Sinomax
Sleep Innovations
Sleepmaker
Sleep Number
Spring Air
Steinhoff
Sterling
Stobel
Swiss Comfort
Swiss Sense
Tediber
Therapedic
Tuft and Needle
Whisper

RETAILERS

Ashley
Mattress Firm/Steinhoff
Sleepy’s
Wayfair